Exhibit 10.1

Employment Agreement between EzFill Holdings Inc. and Avishai Vaknin

April 19, 2023

This Employment Agreement is made between EzFill Holdings, Inc. (the “Company”) and Avishai Vaknin for the position of Chief Technology Officer (“CTO”). As CTO, you will be reporting to the CEO and you will be working from our offices in Aventura, Florida.

Salary. In lieu of a cash salary, you will be entitled to Performance Based Restricted Stock Units (“PBRS”) upon your acceptance of the position with the Company. The amount of PBRS issued to you shall be up to 2,600,000 shares of the Company’s restricted common stock which issuance is subject to the availability of such shares under the Company’s Equity Incentive Plan as set for the below. . Vesting of the PBRS shall be based on achievement of the Performance Indicators identified in Schedule I attached hereto. Vesting shall be deemed to occur (i.e., the restrictions on the PBRS lifted) once the Board certifies achievement of each Performance Indicator. The Performance Indicators must be achieved according to the timeline set forth in Schedule I or the portions of the PBRS attributable to those Performance Indicators shall be forfeited. CTO understands that currently the Company does not have enough authorized shares in its Equity Incentive Plan and that the PBRS will be issued as soon as practicable after the Company has received applicable approval of its shareholders approving the Equity Incentive Plan and has complied with any applicable Nasdaq Capital Market notification requirements .

On the first anniversary of your employment, you will begin to receive a salary of $150,000 per year. This amount will increase to $200,000 per year on the second anniversary of your employment with the company. Notwithstanding the above, no cash salary will be paid unless you meet all of your “time-based” performance indicators, set forth in Schedule I, within the first year of your employment with the Company.

Annual Performance Cash Bonus. Beginning on the six-month anniversary of your Employment Start date, upon meeting pre-determined periodic Key Performance Indicators (“KPIs”) every calendar year, you will be eligible for a target annual cash bonus of up to $150,000, as adjusted from time to time (for the first year this will be pro-rated). Your KPI’s will be set by the mutual agreement of the Board of Directors (or a committee thereof) and yourself within two months of the six-month anniversary of your Employment Start Date and within two months of the beginning of each year thereafter (the “Cash Performance Bonus”). To qualify for the Cash Performance Bonus, you must meet all of part of the KPI’s. A partial cash bonus will be possible if some but not all KPI’s are achieved or other achievements outside of the KPI’s are deemed to justify a cash bonus. The KPIs will be separate from the Performance Indicators set forth in Schedule I.

Equity Awards. Beginning on the six-month anniversary of your Employment Start date, as a “C” level executive of the Company, and provided the Company has sufficient available securities you will be entitled to receive equity awards under the Company’s Incentive Plan, (the “Incentive Plan”). The aggregate annual award value under the Incentive Plan will be equal to a target of up to $350,000 worth of Equity Awards, as adjusted from time to time, (the “Grant”) (for the first year this will be pro-rated). A partial Grant will be possible if some but not all KPI’s are achieved or other achievements outside of the KPI’s are deemed to justify a Grant. Twenty-Five percent (25%) of such Grant will be in the form of Restricted Common Stock (the “RCSs”) and the remaining Seventy-Five percent (75%) of such Grant will be in the form of options to purchase the Company’s common stock (the “Stock Options”). The number of Stock Options shall be calculated in accordance with the Company’s option valuation practices. The RCSs shall vest on the first anniversary of the day they were granted. The Stock Options shall vest in equal one-third (1/3) increments on each anniversary of the day they were granted. All Equity Awards shall be granted to you, provided that: (1) at the end of each applicable vesting date, you are still employed by the Company; and (2) to the extent you satisfy any KPIs or other performance criteria established by the Incentive Plan. All Stock Options that will be granted to you shall expire 5 years following their vesting. The KPIs will be separate from the Performance Indicators set forth in Schedule I.

Benefits. You are eligible to participate in all of the Company’s benefit plans.

Business Expense & Travel Reimbursement. Upon presentation of appropriate documentation in accordance with the Company’s expense reimbursement policies, the Company will reimburse you for the reasonable business expenses you incur in connection with your employment.

Paid Time Off. You will accrue Paid Time Off, which you will be allowed to use for absences due to illness, vacation, or personal need, at a rate of 160 hours, or twenty (20) days (based upon an eight-hour workday), per year.

Term and Termination. The initial term shall be three years commencing on April __, 2023 (the “Term”).

Termination for Cause. This Agreement may be terminated for Cause (as defined below) by the Company before the expiration of the Term provided for herein if, during the Term of this Agreement, the Employee (i) materially violates the provisions of the Non-Competition Agreement or the Confidentiality Agreements; (ii) is convicted of, or pleads nolo contendere to, any crime involving misuse or misappropriation of money or other property of the Company or any felony; (iii) exhibits repeated willful or wanton failure or refusal to perform his duties in furtherance of the Company’s business interest or in accordance with this Agreement, which failure or refusal is not remedied by the Employee within thirty (30) days after notice from the Company; (iv) commits an intentional tort against the Company, which materially adversely affects the business of the Company; (v) commits any flagrant act of dishonesty or disloyalty or any act involving gross moral turpitude, which materially adversely affects the business of the Company; (vi) exhibits immoderate use of alcohol or drugs which, in the opinion of an independent physician selected by the Company, impairs the Employee’s ability to perform his duties hereunder; or (vii) materially fails to meet the timelines on the pre-determined Performance Indicators (schedule I) (all of the foregoing clauses (i) through (vi) constituting reasons for termination for “Cause”), provided that unsatisfactory business performance of the Company, or mere inefficiency, or good faith errors in judgment or discretion by the Employee shall not constitute grounds for termination for Cause hereunder. In the event of a termination for Cause, the Company may by written notice immediately terminate his employment and, in that event, the Company shall be obligated only to pay the Employee the compensation due him up to the date of termination, all accrued, vested or earned benefits under any applicable benefit plan and any other compensation to which the Employee is entitled up to and ending on the date of the Employee’s termination.

Termination Without Cause or for Good Reason (including following Change in Control): The Company may terminate your employment without Cause. Upon Termination Without Cause by the Company or for Good Reason by you, the Company will (i) continue payment of your Base Salary for 3 months (which shall not be adjusted for any remaining employment term) and (ii) you will be entitled to COBRA benefits until the earlier of 3 months from the end of the month in which you are terminated or eligibility for benefits with another employer. Good Reason (including following a change in control) shall mean (i) reduction in your base salary, (ii) material reduction in responsibilities or job title, or (iii) Company requiring you to relocate more than 50 miles from the Company’s executive office.

Termination: In the event of any termination of this Agreement with or without cause, all further vesting of your outstanding equity awards or bonuses, as well as all payments of compensation by the Company to you hereunder will terminate immediately (except as to amounts already earned and vested). Notwithstanding the above, upon a termination without cause by the Company, 25% of the outstanding unvested PBRS shall immediately vest.

Death and Disability. In the event of your death during the Term, your employment shall terminate immediately. If, during the Term you shall suffer a “Disability” within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, the Company may terminate your employment.

Indemnification. The Company shall indemnify, defend and hold you harmless, to the maximum extent permitted by law, from and against all claims, demands, causes of action, suits, judgments, fines, amounts paid in settlement and all reasonable expenses, including attorneys’ fees incurred by you, in connection with the defense of, or as a result of, any action or proceeding (or any appeal from any action or proceeding) in which you are made or threatened to be made a party by reason of the fact that you were an officer or director of the Company, regardless of whether such action or proceeding is one brought by or in the right of the Company. The Company agrees that you shall be covered and insured up to the full limits provided by all directors and officers insurance which the Company maintains to indemnify its officers and directors.

Confidentiality and No Conflict with Prior Agreements. As an employee of the Company, it is likely that you will become knowledgeable about confidential and/or proprietary information related to the operations, products, and services of the Company and its clients. Similarly, you may have confidential or proprietary information from prior employers that must not be used or disclosed to anyone at the Company. By accepting this offer you are certifying that you will keep the Company’s and your prior employer’s information confidential. In addition, the Company requests that you comply with any existing and/or continuing contractual obligations that you may have with your former employers. By signing this offer letter, you represent that your employment with the Company shall not breach any agreement you have with any third party.

Obligations. During your employment, you shall devote your full business efforts and time to the Company. However, this obligation shall not preclude you from engaging in appropriate civic, charitable or religious activities, or, with the consent of the Board, from serving on the boards of directors of companies that are not competitors to the Company, as long as these activities do not materially interfere or conflict with your responsibilities to, or your ability to perform your duties of employment at, the Company. Any outside activities must be in compliance with and if required, approved by any Company governance guidelines.

Proprietary Rights.

a. Work Product. You acknowledge and agree that all writings, works of authorship, technology, inventions, discoveries, ideas, and other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived, or reduced to practice by you individually or jointly with others during the period of your employment with the Company and relating in any way to the business or contemplated business, research, or development of the Company (regardless of when or where the Work Product is prepared or whose equipment or other resources is used in preparing the same) and all printed, physical, and electronic copies, all improvements, rights, and claims related to the foregoing, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to copyrights, trade secrets, trademarks (and related goodwill), patents, and other intellectual property rights therein arising in any jurisdiction throughout the world and all related rights of priority under international conventions with respect thereto, including all pending and future applications and registrations therefor, and continuations, divisions, continuations-in-part, reissues, extensions, and renewals thereof (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of the Company.

For purposes of this Agreement, Work Product includes, but is not limited to, Company information, including plans, publications, research, strategies, techniques, agreements, documents, contracts, terms of agreements, negotiations, know-how, computer programs, computer applications, software design, web design, work in process, databases, manuals, results, developments, reports, graphics, drawings, sketches, market studies, formulae, notes, communications, algorithms, product plans, product designs, styles, models, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, client information, customer lists, client lists, manufacturing information, marketing information, advertising information, and sales information.

b. Work Made for Hire; Assignment. You acknowledge that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in the Copyright Act of 1976 (17 U.S.C. § 101), and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, you hereby irrevocably assigns to the Company, for no additional consideration, your entire right, title, and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s rights, title, or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company would have had in the absence of this Agreement.

c. Further Assurances; Power of Attorney. During and after your employment, you agree to reasonably cooperate with the Company at the Company’s expense to (i) apply for, obtain, perfect, and transfer to the Company the Work Product and Intellectual Property Rights in the Work Product in any jurisdiction in the world; and (ii) maintain, protect, and enforce the same, including, without limitation, executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments, and other documents and instruments as shall be requested by the Company. You hereby irrevocably grant the Company power of attorney to execute and deliver any such documents on the your behalf in your name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, issuance, prosecution, and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if you do not promptly cooperate with the Company’s request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be impacted by your subsequent incapacity.

d. Moral Rights. To the extent any copyrights are assigned under this Agreement, you hereby irrevocably waive, to the extent permitted by applicable law, any and all claims you may now or hereafter have in any jurisdiction to all rights of paternity, integrity, disclosure, and withdrawal and any other rights that may be known as “moral rights” with respect to all Work Product and all Intellectual Property Rights therein.

e. No License. You understand that this Agreement does not, and shall not be construed to, grant you any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software, or other tools made available to them by the Company.

Non-competition. You agree that during your employment with the Company you will not engage in, or have any direct or indirect interest in, any person, firm, corporation, or business (whether as an employee, officer, director, agent, security holder, creditor, consultant, partner or otherwise) that is competitive with the business of the Company, including, without limitation, planning, developing, marketing, selling, and providing services relating to mobile gas delivery.

Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

We look forward to you joining the Company. Please indicate your acceptance of this offer by signing below and returning an executed copy of this offer to me at your earliest convenience.

Sincerely,

/s/ Michael McConnell,
Michael McConnell

I accept this amended offer of employment with EzFill Holdings, Inc. and agree to the terms and conditions outlined in this letter.

/s/ Avi Vaknin	4/19/23
Avi Vaknin	Date

4/19/23
Employment Start Date

SCHEDULE I

First 60 days Performance Indicators:

1.	Complete analysis of the code, technology, server infrastructure, email system, hosting, frontend and backend. Create development plan of action with timeline, such plan shall be provided to the board.
2.	Vaknin’s development team, under consulting agreement with TelX will take over pushing code and database monitoring. Including system in place to monitor the application.
3.	Marketing: begin the process of spinning paid ads, social media and YouTube campaigns. EzFill will pay for the ads depending on budget.
4.	Create push notification system, to convert existing and new users.
5.	Review security of the application and lock down application’s sensitive areas.
6.	Google – (blue media) will start online google and SEO campaigns. Based on a budget we decide and conversion rate, we can set a google budget to spin ads. Tracking users download and purchases.
7.	Meet with everyone at the office at daily standups. If needed will restructure the technology team.
8.	Introduce deadlines to development team with slack or any task system in place.
9.	Review total company financials and money spent (other than executive and driver’s salaries). Begin budget cuts.
10.	Re-design the front-end website. Go live within 60 days after review and approval.

Upon achieving each of items 1-10 above within the first 60 days of your employment start date, 10% of the PBRS shall vest.

First 100 days:

1.	Either hire new dev team, or keep whoever salary is reasonable, push tasks daily to introduce updates and releases.
2.	Weekly newsletter about the company on the website “press” page. Send company news to Subscribed email list.
3.	Social media and google pixel tracking to increase amount of downloads. At least 2x or 3x each 30-day cycle.
4.	Daily releases to the mobile apps and improvements of features.
5.	Review PR, marketing, any expense related to technology and if there is no return, cut it out completely.
6.	Completion of the development plan in terms of updating the app and delivery platform according to the plan provided to the board.
7.	Redevelop the driver application to drive driver efficiency.

Upon achieving each of items 1-6 above within the first 100 days of your employment start date, 10% of the PBRS shall vest.

Revenue Goals

1.	First 60 days – consumer sales (b to c) – increase of 2x of the 30 days prior to the Employment Start Date.

If these revenue goals are hit and maintained for a period of at least 3 months, 7.5% of the PBRS shall vest.

2.	First 90 days – consumer sales (b to c) – increase of 3x of the 30 days prior to the Employment Start Date.

If these revenue goals are hit and maintained for a period of at least 3 months, 7.5% of the PBRS shall vest.

1.	First 120 days – consumer sales (b to c) – increase of 4x of the 30 days prior to the Employment Start Date.

If these revenue goals are hit and maintained for a period of at least 3 months, 7.5% of the PBRS shall vest.

If Revenues for full year 2023 are at least 2.5x of the revenues for full year 2022, 10% of the PBRS shall vest.

If Revenues for full year 2024 are at least 2x of the revenues for full year 2023, 10% of the PBRS shall vest.

Cost Cutting Goals (No cost cutting will be done without proper approval and may not be to the detriment of the Company)

1.	First 60 days – 25% current expenses (aside from executives and drivers).

If these cost cutting goals are hit and maintained for a period of at least 3 months, 7.5% of the PBRS shall vest.

2.	First 90 days – another 25% from remaining expenses (aside from executives and drivers).

If these cost cutting goals are hit and maintained for a period of at least 3 months, 10% of the PBRS shall vest.

Anniversary Vesting

On the Second Anniversary of your Employment Start Date 10% of the PBRS shall vest.

On the Third Anniversary of your Employment Start Date 10% of the PBRS shall vest.